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                                                                       EXHIBIT A


                            SHARE PURCHASE AGREEMENT

     SHARE PURCHASE AGREEMENT (the "Agreement"), dated as of December 6, 2002 by and among John T. Gillespie (the "Seller"), and Morton H. Meyerson and John T. McDonald (each, a "Purchaser" and collectively, the "Purchasers").

                                  WITNESSETH:

     WHEREAS, the Seller owns 88,607 shares of common stock, par value $.01 per share (the "Perficient Stock") of Perficient, Inc., a Delaware corporation (the "Company"); and

     WHEREAS, the Seller desires to sell to Morton H. Meyerson 59,071 shares of Perficient Stock and to John T. McDonald 29,536 shares of Perficient Stock and each Purchaser desires to purchase such Perficient Stock from such Seller on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

     The following terms used in this Agreement shall have the meaning set forth below:

     Section 1.1 "Closing" shall have the meaning set forth in Section 3.1 hereof.

     Section 1.2 "Closing Date" shall mean December 10, 2002, or such other date upon which the Closing is held.

                                   ARTICLE 2
                          PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale of Perficient Stock. At the Closing, the Seller shall sell to each Purchaser and each Purchaser shall purchase from each Seller the number of shares of Perficient Stock indicated in the recitals hereto. The Seller shall transfer all of its right, title and interest in and to such Perficient Stock to the such Purchasers free and clear of any lien, security interest, or other encumbrance of any nature and free of any claim by any person or entity to or against the Perficient Stock.

     Section 2.2 Purchase Price. The purchase price for the Perficient Stock is $.375 per share.

     Section 2.3 Payment of Purchase Price. As payment for the Perficient Stock, each Purchaser shall deliver to the Seller at the Closing, a check or wire transfer (at Seller's option) in the amount

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equal to the number of shares purchased by such Purchaser from such Seller, times (b) $.375 (the "Closing Payment").

                                    ARTICLE 3
                                     CLOSING

     Section 3.1 Closings. The consummation of the sales of Perficient stock contemplated herein (the "Closing") shall take place on the Closing Date.

     Section 3.2 Items To Be Delivered the Seller. At the Closing, the Seller shall deliver to each Purchaser a share certificate duly endorsed representing the Perficient Stock purchased by such Purchaser hereunder. All of the above-mentioned documents shall be in form and substance satisfactory to such Purchasers.

     Section 3.3 Items to be Delivered by Purchasers. At the Closing and subject to the terms and conditions contained herein, each Purchaser shall deliver to the Seller the Closing Payment for the Perficient Stock purchased by such Purchaser.

                                  ARTICLE 4
                   REPRESENTATIONS AND WARRANTIES OF SELLER

     The Seller hereby represents and warrants to each Purchaser as follows:

     Section 4.1 Ownership of Perficient Stock. The Seller is the sole record and beneficial owner of all of the issued and outstanding Perficient Stock, and it has good and valid title to such Perficient Stock free and clear of any lien, security interest or encumbrance of any nature and free of any claim by any person to or against such Perficient Stock. Seller has the full right, power and authority to sell, assign, transfer and convey the Perficient Stock to Purchaser as provided herein.

     Section 4.2 Authorization, Validity and Enforceability. This Agreement has been duly authorized by the Seller. This Agreement constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement will not violate or result in a default under any provision of any material commitment, agreement or instrument to which the Seller is a party or by which the Seller is bound and will not contravene any law, rule or regulation any administrative agency or governmental body, or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to the Seller.

     Section 4.3 Litigation. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting the Seller which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby.

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                                    ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Each Purchaser hereby represents and warrants to the Seller as follows:

     Section 5.1 Validity and Enforceability. This Agreement constitutes the and binding obligation of such Purchaser, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement will not violate or result in a default under any provisions of any material commitment, agreement or instrument to which such Purchaser is a party or by which such Purchaser is bound, and will not contravene any law, rule or regulation of any administrative agency or governmental body or any order, writ, injunction or decree of any court, administrative agency or governmental agency applicable to Purchaser.

     Section 5.2 Litigation. There are no proceedings pending or threatened, and there is no order, writ, judgment or decree affecting such Purchaser, which, if adversely determined, would have a material adverse effect on the transactions contemplated hereby.

                                    ARTICLE 6
                             CONDITIONS TO CLOSING

     Section 6.1 Purchaser's Obligations. Each Purchaser's obligations to consummate the transactions contemplated hereby are conditioned upon the satisfaction by Seller of Section 3.2 hereof.

     Section 6.2 Seller's Obligations. The Seller's obligation to consummate the transactions contemplated hereby are conditioned upon the satisfaction by each Purchaser of Section 3.3 hereof.

                                    ARTICLE 7
                                   ARBITRATION

     Section 7.1 Arbitration. All disputes under this Agreement shall be settled by arbitration in Austin, Texas pursuant to the rules of the American Arbitration Association Commercial Arbitration Rules which rules are deemed to be incorporated by reference herein, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                                    ARTICLE 8
                                  MISCELLANEOUS

     Section 8.1 Survival of Agreements. All covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Perficient Stock pursuant hereto. The foregoing provisions with regard to the survival of the warranties and representations of the parties in this Agreement is meant only to establish the period of time within which a claim for breach of such warranties and representations may be brought, and is not intended to extend the applicability of such warranties and representations to events or circumstances which may occur after the Closing Date.

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     Section 8.2 Expenses. Each party hereto shall pay its own expenses in connection with the transactions contemplated hereby.

     Section 8.3 [Intentionally deleted.]

     Section 8.4 Notices. All notices, requests, consents, or other communication hereunder shall be in writing and shall be delivered personally or by courier or mailed by first class registered or certified mail.

     Section 8.5 Captions and Section Headings. As used herein, captions and section headings are for convenience only and are not a part of this Agreement and shall not be used in construing it.

     Section 8.6 Entire Agreement. This Agreement and the other documents delivered pursuant hereto and thereto, or incorporated by reference herein, contain the entire agreement between the parties hereto concerning the transactions contemplated herein and supersede all prior agreements or understandings between the parties hereto relating to the subject matter hereof.

     Section 8.7 Additional Documents. The parties hereto will, at any time after the date hereof, sign, execute and deliver, or cause others so to do, all such powers of attorney, deeds, assignments, documents and instruments and do or cause to be done all such other acts and deeds as may be necessary or proper to carry out the transactions contemplated by this Agreement.

     Section 8.8 Amendment. This Agreement may be amended, supplemented or interpreted at any time, but only by a written agreement executed by the parties hereto.

     Section 8.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     Section 8.10 Severability. If any one or more of the provisions of this agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

     Section 8.11 Governing Law. This Agreement shall be governed by the laws of the State of Texas.

     Section 8.12 Waiver of rights. The Seller and each of the Purchasers hereby waives any rights of first refusal, co-sale or similar rights they may have regarding the sale by Seller of shares of Perficient Stock pursuant hereto and hereby consent to all transactions contemplated hereby.


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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


SELLER



----------------------------
John T. Gillespie



PURCHASERS:



----------------------------
Morton H. Meyerson




----------------------------
John T. McDonald


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